Exhibit 10.3

Privileged & Confidential

Personal and Confidential

April 17, 2024

Mark Still

via email

Re:	Retention Bonus

Dear Mark:

On behalf of Express, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a cash retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement to the Company (such date, the “Effective Date”). Capitalized terms used but not otherwise defined herein will have the meaning ascribed to such terms in Section 2.

1. Retention Bonus. Subject to the terms and conditions set forth herein, the Company (or applicable payor entity) will pay you a lump sum cash payment in the amount of $429,375, less any necessary deductions for tax or social security (the “Retention Bonus”), with such payment to be made within 10 days of the Effective Date. Once paid to you, the Retention Bonus will vest and become non-forfeitable on the earlier to occur of (a) the six-month anniversary of the Effective Date and (b) the Emergence Date (such date pursuant to clause (a) or (b), as the case may be, the “Vesting Date”). Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the Vesting Date, subject satisfying the Release Requirement, you will not be required to repay to the Company any portion of the Retention Bonus. You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Vesting Date, you will be required to repay to the Company, within 10 days of such termination, 100% of the After-Tax Value of the Retention Bonus. For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if you are employed by the Company on the Vesting Date.

2. Definitions. For purposes of this Agreement:

“After-Tax Value of the Retention Bonus” means the gross amount of the Retention Bonus, net of any taxes and any other statutory deductions (for example, in respect of social security) you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company will determine in good faith the After-Tax Value of the Retention Bonus, which determination will be conclusive and binding.

“Cause” means (a) in the case where there is an employment agreement, consulting agreement, change of control agreement or similar agreement in effect between you and the Company or one of its affiliates as of the Effective Date that defines “cause”, “cause” as defined under such agreement, or (b) in the case where there is no employment agreement, consulting agreement, change of control agreement or similar agreement in effect between you and the Company or one of its affiliates as of the Effective Date (or where there is such an agreement but it does not define “cause”), any of your (i) material breach of your duties and responsibilities to the Company Group, (ii) conviction of a felony, (iii) commission of any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company Group that causes any member of the Company Group monetary or reputational harm, or (iv) willful and material violation of a material provision of the code of conduct or corporate policies of the Company Group or of any statutory or common law duty of loyalty to the Company Group, in each case, that is not cured (to the extent susceptible to cure) within 30 days after the Company gives you written notice specifying in sufficient detail such breach, failure or violation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its direct and indirect subsidiaries.

“Disability” means your “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

“Emergence Date” means the effective date of a plan pursuant to Chapter 11 of Title 11 of the United States Code.

“Good Reason” means (a) in the case where there is an employment agreement, consulting agreement, change of control agreement or similar agreement in effect between you and the Company or one of its affiliates as of the Effective Date that defines “good reason”, “good reason” as defined under such agreement, or (b) in the case where there is no employment agreement, consulting agreement, change of control agreement or similar agreement in effect between you and the Company or one of its affiliates as of the Effective Date (or where there is such an agreement but it does not define “good reason”), such concept will not apply to the Retention Bonus or this Agreement.

“Qualifying Termination” means the termination of your employment prior to the Vesting Date (a) by the Company for a reason other than Cause, (b) by you for Good Reason or (c) due to your death or Disability, in each case, if, and only if, you execute (or, in the case of your death, a duly authorized representative acting on your behalf executes) a release in full satisfaction of all claims against the Company Group in such form and substance as may be reasonably prescribed by, and acceptable to, the Company (the “Release”), and such Release becomes irrevocable, within 60 days of your date of termination, in which case, the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination (the “Release Requirement”). For the sake of clarity, a termination of employment will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case, you will be required to repay the After-Tax Value of the Retention Bonus within 10 days after the expiration of such 60-day period.

3. Confidentiality of this Agreement; Reaffirmation of Existing Restrictive Covenants. You must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family and any tax, legal or other counsel that you have consulted regarding this Agreement, whom you will instruct not to disclose the same, and disclosures specifically authorized or required by law. By entering into this Agreement, you hereby reaffirm, and agree to be bound by, all of your existing restrictive covenants in favor of the Company Group. In addition, nothing contained in this Section 3 is intended to, and this Section 3 shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights.

4. Withholding Taxes. The Company or applicable payor entity may withhold from the Retention Bonus payable to you hereunder such federal, state and local taxes and any deductions for or in relation to social security (or, in each case, their equivalents in your jurisdiction of employment) as the Company or applicable payor entity determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company Group (or their respective successors) or to interfere in any way with the right of the Company Group (or their respective successors) to terminate your employment at any time and for any or no reason or, where applicable in your jurisdiction of employment, to terminate your employment in accordance with your service contract and local employment law requirements.

6. Other Arrangements. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.

7. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Ohio, without reference to rules relating to conflicts of laws.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10. Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

11. Administration. The Company will have full power and authority to construe and interpret this Agreement, and any interpretation by the Company will be binding on you and your representatives and will be accorded the maximum deference permitted by law. The Company, in its sole discretion, will have the right to modify, supplement, suspend or terminate this Agreement at any time; provided, that, except as required by law, in no event will any such action adversely affect your rights without your prior written consent. Subject to the foregoing, this Agreement will terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

/s/ Mike Reese
Mike Reese
Chief Human Resources Officer EXPRESS, INC.

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

/s/ Mark Still
Mark Still

4/17/2024
Date